FOR IMMEDIATE RELEASE

Contact: Steven Kiel

434-382-7366

investorrelations@sitestar.com

Sitestar to Make a Seed Investment in Alluvial Fund, LP

Lynchburg, VA. — September 19, 2016 — Sitestar Corporation (OTCQB: SYTE) today announced an agreement with Alluvial Capital Management, LLC to make a seed investment in a soon to be launched private investment partnership. The partnership will be managed by David Waters. Alluvial Capital will act as the general partner and Sitestar will invest in the private investment partnership as a limited partner.

“We are thrilled to invest in David and provide seed capital for the launch of his investment partnership. David has proven himself as a talented investor and committed fiduciary. He has a strong track record of uncovering previously unknown companies in his client accounts through Alluvial Capital and through his blog at www.otcadventures.com. We are excited to team up with him,” said Steven Kiel, Sitestar’s CEO.

“I am extremely excited to partner with Sitestar. I have enjoyed watching Sitestar’s turnaround and I expect great things from the company. I look forward to a long and profitable partnership and I am certain that both Sitestar shareholders and Alluvial clients will benefit from this arrangement,” said David Waters, Alluvial Capital’s Managing Member.

The private investment partnership, to be named Alluvial Fund, LP, has a target launch date of January 1, 2017. Sitestar has agreed to make a seed investment of $10 million, which will be funded through cash on hand and through the proceeds of a private placement. In conjunction with the investment, Sitestar will be developing an asset management business.

About Sitestar

Sitestar and its subsidiaries engage in several business activities including acquiring and managing HVAC companies in the Southwest, offering consumer and business-grade internet access, and managing a real estate portfolio. Sitestar is in the process of developing an asset management business.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.